                                                                    EXHIBIT 12.1
                       RATIO OF EARNINGS TO FIXED CHARGES

   The Company's ratio of earnings to fixed charges for each of the periods indicated is computed as follows (dollars in thousands):

                                          SIX MONTHS ENDED
                                               JUNE 30,                             YEAR ENDED DECEMBER 31,
                                          1997          1996         1996          1995          1994          1993          1992
                                          ----          ----         ----          ----          ----          ----          ----
EARNINGS (LOSS) FROM CONTINUING
   OPERATIONS BEFORE INCOME TAXES AND
   EXTRAORDINARY ITEMS                   $10,635       $ 9,809      $19,608       $11,290     $(25,136)      $    104      $(4,419)

      Estimated Interest Component of
      Rent Expense                         4,986         4,771        9,615         8,563        11,736        10,259         5,758
      Interest and financing charges         673           568        1,050         1,809         2,153         2,297         2,603
      Preferred stock dividends                            335
                                          ------        ------       ------        ------      --------        ------         -----

   EARNINGS (LOSS) (AS ADJUSTED)         $16,294       $15,483      $30,273       $21,662     $(11,247)      $ 12,660      $  3,942
                                          ======        ======       ======        ======      ========        ======         =====
      Estimated Interest Component of
      Rent Expense                         4,986         4,771        9,615         8,563        11,736        10,259         5,758
      Interest and financing charges         673           568        1,050         1,809         2,153         2,297         2,603
      Preferred stock dividends                            335
                                          ------        ------       ------        ------      --------        ------         -----

   FIXED CHARGES                         $ 5,659       $ 5,674      $10,665       $10,372     $  13,889      $ 12,556      $  8,361
                                          ======        ======       ======        ======      ========        ======         =====
   RATIO OF EARNINGS TO FIXED               2.88          2.73         2.84          2.09             *          1.01           .47
   CHARGES


* Earnings for the year ended December 31, 1994, were insufficient to cover fixed charges by approximately $25,136,000.